EXHIBIT 99.2

[FEDERAL HOUSING FINANCE AGENCY, OFFICE OF THE DIRECTOR LETTERHEAD]

September 30, 2011

Matthew R. Feldman
President and Chief Executive Officer
Federal Home Loan Bank of Chicago
200 E. Randolph Drive
Chicago, IL 60601

RE: Approval of Chicago Capital Structure Plan

Dear Mr. Feldman:

This letter responds to the Federal Home Loan Bank of Chicago's (Bank or Chicago Bank) submission of September 21, 2011, requesting approval of the Bank's Capital Structure Plan (Plan). The proposed Plan substantially alters, and would replace in whole, the capital structure plan that the Federal Housing Finance Board (Finance Board) previously approved on June 12, 2002, which the Bank did not implement.

The Plan as proposed would create an all Class B stock structure with two subclasses of stock --Class B-1 and Class B-2. Attributes of the subclasses of stock were established to implement the July 2008 amendments to the Cease and Desist Order, which allows the Bank to repurchase shares of stock that were issued after July 23, 2008 for the sole purpose of allowing a member to obtain a new advance. The Plan establishes a minimum investment requirement for members calculated as the greater of a membership stock requirement and an activity stock requirement. The Plan also sets forth provisions regarding capital stock issuance, withdrawal or termination of membership, voting, and Bank restricted retained earnings, among other things.

The Federal Housing Finance Agency (FHFA) staff have reviewed the Plan and supporting materials and has concluded that the Plan meets all statutory and regulatory requirements regarding capital structure and does not compromise the safety and soundness of the Bank or the FHLBank System.

Based on staff recommendation, I hereby approve the Plan subject to the following conditions:

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Redemption and Repurchase of Capital Stock. Under Article II of the Cease and Desist Order, the Bank is prohibited from redeeming or repurchasing capital stock. While FHFA approval of the Bank's Plan does not alter this prohibition in any way, we understand the importance of the Bank's ability to redeem and repurchase the capital stock of members freely.

Toward this end, the Bank shall submit an acceptable stock "buy-back plan" to FHFA under Article II of the Cease and Desist Order no later than 10 business days after the final date members are able to choose to opt-out of the conversion. This plan should detail the Bank's strategy for the expeditious redemption/repurchase of mandatorily redeemable capital stock (including the stock of any members that have opted out of the conversion). The buy-back plan must be established in a manner consistent with the safe and sound operations of the Bank and the continued maintenance of a stable capital base.

Accordingly, we will consider terminating the existing prohibition when we are confident that the Bank is able to resume normal repurchases and redemptions of stock safely and soundly.

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Advance-Focused Business Model. In support of its Plan, the Bank submitted financial projections that reflect the Bank's commitment to shift its business model to one that is more advance-focused. The Bank's projections continue to show significant investment balances that will comprise close to or more than 50 percent of assets through 2014.

Given the Bank's current level of long-term investments, the Bank may make new long-term investments (greater than 270 days) only following specific FHFA approval until such time as the Bank's mortgage-backed securities portfolio is less than three times total capital and the Bank's advances represent more than 50 percent of total assets.

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Independent Review. Prior to implementing the Plan, the Bank must submit to FHFA written confirmation from: (1) a credit ratings organization that has reviewed the FHFA approved Plan affirming that the implementation of the Plan will not affect the credit rating of the Bank, and (2) an independent certified public accountant that affirms, to the extent possible, the implementation of the Plan will not result in the write-down in the value of capital stock owned by the Bank's members.

In addition to approving the Plan, I am taking the following actions:

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Termination Article I of the Cease and Desist Order. Article I of the Cease and Desist Order requires the Bank to meet a capital-to-asset ratio of 4.5 percent (for which subordinated debt is included as capital) and imposes a floor consisting of capital stock and subordinated debt of $3.6 billion. In the time since the Article I capital provisions were put in place, the Bank's capital position has improved and retained earnings have increased considerably. Therefore, FHFA is now able to rely on the capital requirements established in Part 932 of the regulations, 12 C.F.R. part 932, to ensure the Bank continues to maintain sufficient capital. FHFA hereby terminates Article I of the Cease and Desist Order effective as of the date the Bank implements its Plan.

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Opt-Out Waiver. The Bank's Plan allows any current member to opt-out of the conversion to the new capital structure and terminate its membership by notifying FHFA and the Bank of its intent to withdraw from membership no less than 30 calendar days prior to the date of implementation. The 30-day opt-out is not consistent with the standard six-month withdrawal requirements that were set forth in the Bank Act prior to its amendment by the GLB Act and that continue to apply until the Bank implements its Plan. Existing regulations allow the FHFA Director to waive the six-month waiting period for withdrawal from membership for any members that opt-out in accordance with the terms of an approved capital plan.

The Chicago Bank has demonstrated that allowing a member to withdraw pursuant to a timely opt-out notice submitted under Section 9.01 of the Chicago Bank Plan would be consistent with the standards previously established by the Finance Board1 for waiving the six-month notice requirement under the Bank Act and would not endanger the safety and soundness of the Chicago Bank or the Bank System. Therefore, FHFA hereby waives the six-month notice requirement that would otherwise be applicable to members of the Chicago Bank for any member that files a notice of withdrawal that complies with Section 9.01 of the Chicago Bank Plan.

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Risk Management. FHFA regulations preclude an FHLBank from implementing its capital structure plan until FHFA has approved the capital plan, as well as the internal market risk model or the internal cash flow model that the Bank intends to use to calculate the market risk component of the Bank's risk-based capital requirement, and the risk assessment procedures and controls to be used to manage its credit, market, and operation risks. 12 C.F.R. §§ 932.1 and 933.1(a).

With respect to the Bank's market risk model, the Finance Board approved the Bank's model on April 4, 2008. The April 2008 approval remains valid and satisfies the requirements of section 932.1. Additionally, FHFA approved the Bank's risk management and hedging policies and procedures in December 2010. This approval satisfies the market risk component of the Bank's risk assessment procedures and control under section 932.1 of the regulations. 12 C.F.R. § 932.1.

With respect to credit risk and operational risk, based on examiner review during the 2011 examination, we do not object to the Bank's credit and operational risk assessment framework. Therefore, the Bank also has satisfied the section 932.1 requirements related to the Bank's credit and operational risk procedures and controls.

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Stock Purchase Requirements (Within Range Changes). In the event that the board of directors of the Bank exercises its authority under Section 4.02 of the Plan to revise the minimum dollar amount of, or the applicable percentage used to calculate, any stock purchase requirement, the Bank shall promptly provide FHFA written notification of such changes.

Finally, I note the Bank's Plan includes provisions that would require net income previously used to meet the RefCorp obligation to be allocated to a restricted retained earnings account. On August 5, 2011, FHFA approved capital plan amendments for the other 11 FHLBanks that added substantially similar provisions as proposed in the Chicago Bank's Plan. While all of the FHLBanks plans, including Chicago Bank's Plan, include restricted retained earnings provisions that are that are substantively similar, there may be some differences in wording among the individual FHLBanks' provisions. Any differences in wording that FHFA approved in individual FHLBanks' capital plans are not intended to imply that the FHLBanks' respective provisions are anything but identical in meaning.

1 On July 30,2008, the President signed into law the Housing and Economic Recovery Act of 2008 (HERA), which created the FHFA and transferred supervisory authority over the FHLBanks from the Finance Board to FHFA. Under section 1312 of HERA, all Finance Board regulations, including those applicable to FHLBank capital plans, remain in effect until superseded by regulations issued by FHFA.

If you have any questions regarding the approval or any of the conditions, please contact [FHFA contact information omitted].

Sincerely,

/s/ Edward J. DeMarco

Edward J. DeMarco
Acting Director

xc: Stephen M. Cross, Deputy Director, Division of Bank Regulation
Duane Creel, Portfolio Manager
Alfred Pollard, General Counsel
James Carley, Senior Associate Director, Examinations
J. Michael Hemphill, Senior Bank Examiner